Exhibit 99.1

eFFECTOR Therapeutics Reports First Quarter

2023 Financial Results and Provides Corporate Update

Updated data from two fully enrolled Phase 2 expansion cohorts testing zotatifin-based combinations in estrogen receptor-positive (ER+) Metastatic Breast Cancer to be presented at the American Society of Clinical Oncology (ASCO) Annual Meeting 2023 on June 4, 2023

Company will host conference call to discuss results and further development of zotatifin during ASCO Annual Meeting 2023

Zotatifin is being evaluated in patients with ER+, human epidermal growth factor receptor 2-negative (HER2-) breast cancer in a pre-operative setting through clinical collaboration with Jennifer Caswell-Jin, M.D., Assistant Professor of Medicine at Stanford Medicine

SOLANA BEACH and REDWOOD CITY, Calif., May 9, 2023 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the first quarter ended March 31, 2023 and provided a corporate update.

“eFFECTOR has made a strong start to 2023, most notably with the completed enrollment of the zotatifin + fulvestrant + abemaciclib triplet expansion cohort (Z+F+A), acceptance of an abstract at ASCO related to the Phase 1/2 clinical trial with zotatifin in patients with ER+ Metastatic Breast Cancer and entry into a clinical collaboration with Stanford Medicine to evaluate zotatifin in patients with ER+ breast cancer in the pre-operative, or neo-adjuvant, setting,” remarked Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “We are encouraged by the two confirmed partial responses (PRs) identified in the initial 7 patients of the expansion cohort utilizing the Z+F+A triplet that were previously reported, and look forward to presenting data for the fully enrolled cohort later at ASCO. The randomized Phase 2b KICKSTART clinical trial of tomivosertib combined with pembrolizumab for the treatment of NSCLC continues to progress as well, with an anticipated data readout in the second half of 2023.”

Pipeline Highlights

Tomivosertib (eFT508): eFFECTOR’s wholly-owned, highly selective MNK inhibitor designed to enhance anti-tumor immune activity by activating T cells, delaying their exhaustion, and expanding the pool of central memory T cells.

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Enrollment continues in Phase 2b KICKSTART trial in non-small cell lung cancer (NSCLC). eFFECTOR’s KICKSTART trial is continuing to enroll patients with PD-L1 expression ≥50% who will receive tomivosertib or placebo in combination with pembrolizumab as their initial therapy for metastatic disease. Topline data are anticipated to readout in the second half of 2023.

Zotatifin (eFT226): eFFECTOR’s wholly-owned potent and selective inhibitor of mRNA helicase eIF4A designed to downregulate expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance.

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Clinical data for zotatifin-based combination regimens in ER+ breast cancer have been selected for presentation at ASCO Annual Meeting 2023. Included in the poster presentation will be topline results for the fully enrolled Z+F+A triplet. As previously disclosed in January 2023, initial results from the first seven patients in this cohort demonstrated that zotatifin was found to be generally safe and well-tolerated, with encouraging signals of efficacy including two confirmed PRs in this triplet combination.

•	Abstract Title: Phase 1/2 Dose Expansion Study Evaluating First-In-Class eIF4A Inhibitor Zotatifin in Patients with ER+ Metastatic Breast Cancer

•	Abstract Number: 1080

•	Session date and time: 6/4/2023, 8:00 AM – 11:00 AM CT

•	Presenter: Dr. Ezra Rosen

The company anticipates disclosing topline results for the full cohort on May 25th after abstracts have been released by ASCO. Management also intends to host a conference call to discuss results and further development of zotatifin during ASCO 2023.

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Collaboration with Stanford Medicine on investigator-initiated randomized Phase 2 study in patients with ER+ breast cancer. This trial is bringing to the clinic the science of integrative subgroups of breast cancer, building on work done by Christian Curtis, Ph.D., Professor of Medicine, Genetics, and Biomedical Data Science, and Director of Artificial Intelligence and Cancer Genomics at Stanford Medicine. Zotatifin will be tested in specific genomically-defined subgroups, including standard risk patients as well as high-risk patients carrying specific markers predictive of relapse.

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On track to report topline data from dose escalation in the second half of 2023. Favorable safety results generated to date have allowed resumption of dose escalation, starting at 0.1 mg/kg dosed every other week (Q2W) and 0.07 mg/kg dosed weekly (QW). Both the Q2W and QW cohorts are evaluating a doublet of zotatifin and fulvestrant (Z+F) in ER+ breast cancer patients. Topline data from dose escalation cohorts are anticipated in the second half of 2023.

First Quarter 2023 Financial Results

Cash Position and Guidance: The company had cash, cash equivalents, and short-term investments totaling $19.0 million as of March 31, 2023, compared to $26.3 million as of December 31, 2022. The company anticipates that its current cash, cash equivalents and short-term investments will be sufficient to fund operations into the first quarter of 2024.

Research and Development (R&D) Expenses: R&D expenses were $6.6 million for the quarter ended March 31, 2023, compared to $3.1 million for the same quarter of 2022. This increase for the quarter was due to higher external development expenses primarily associated with the timing of clinical trial activities for both the tomivosertib and zotatifin programs along with increased drug product manufacturing. R&D expenses included approximately $0.5 million of non-cash stock compensation expense in each of the quarters ended March 31, 2023 and 2022.

General and Administrative (G&A) Expenses: G&A expenses were $2.9 million for the quarter ended March 31, 2023, compared to $3.4 million for the same quarter of 2022. This decrease for the quarter was primarily due to a decrease in public company costs for the period including amortization related to director and officer insurance, consulting costs, and audit fees. G&A expenses included approximately $0.7 million of non-cash stock compensation expense in each of the quarters ended March 31, 2023 and 2022.

Other Income (Expense): Other expense was $0.5 million for the quarter ended March 31, 2023 and other income for the quarter ended March 31, 2022 was $9.6 million. Other expense in the quarter ended March 31, 2023 consisted primarily of interest expense associated with the company’s term loans. Other income in the quarter ended March 31, 2022 consisted primarily of income related to the change in fair value of the company’s earn-out liability for the period, partially offset by interest expense associated with the company’s term loans. The fair value of the share earn-out liability of $12.1 million at December 31, 2021 was remeasured at $1.4 million as of March 31, 2022 and $6 thousand as of March 31, 2023.

Net Income (Loss): Net loss was $10.0 million, or $0.24 per basic and diluted share, for the quarter ended March 31, 2023, as compared to net income of $3.1 million, or a net income of $0.08 and $0.07 per basic and diluted share, respectively, for the same quarter of 2022.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the planned expanded development of zotatifin and the timing thereof; the potential therapeutic benefits of our product candidates; and the sufficiency of our capital resources to fund operations into the first quarter of 2024 and allow clinical data readouts and the expansion of our clinical development programs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; potential delays in the commencement, enrollment and completion of clinical trials; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; any future impacts to our business resulting from inflation or the conflict between Russia and Ukraine or other geopolitical developments outside our control; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2023	December 31, 2022
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,310	$8,708
Short-term investments	8,697	17,602
Prepaid expenses and other current assets	1,887	1,704

Total current assets	20,894	28,014

Property and equipment, net	214	241
Operating lease right-of-use assets	97	111
Other assets	723	711

Total assets	$21,928	$29,077

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,794	$1,486
Accrued expenses	2,555	3,368
Current term loans, net	19,137	19,061
Accrued final payment on term loans, current	1,100	1,100
Lease liabilities, current portion	66	60

Total current liabilities	26,652	25,075

Earn-out liability	6	6
Non-current warrant liability	40	40
Non-current lease liabilities	43	60

Total liabilities	26,741	25,181

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	4	4
Additional paid-in capital	148,762	147,476
Accumulated other comprehensive income (loss)	1	(18)
Accumulated deficit	(153,580)	(143,566)

Total stockholders’ equity (deficit)	(4,813)	3,896

Total liabilities and stockholders’ equity (deficit)	$21,928	$29,077

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	6,609	3,112
General and administrative	2,927	3,436

Total operating expenses	9,536	6,548

Operating loss	(9,536)	(6,548)

Other income (expense)	(478)	9,617

Net income (loss)	(10,014)	3,069
Other comprehensive income (loss)	19	(50)

Comprehensive income (loss)	$(9,995)	$3,019

Net income (loss) per share, basic	$(0.24)	$0.08

Net income (loss) per share, diluted	$(0.24)	$0.07

Weighted-average common shares outstanding, basic	42,001,147	40,848,325

Weighted-average common shares outstanding, diluted	42,001,147	43,382,444

Contacts:

Investors:		Media:
Christopher M. Calabrese Managing Director LifeSci Advisors 917-680-5608 ccalabrese@lifesciadvisors.com	Kevin Gardner Managing Director LifeSci Advisors 617-283-2856 kgardner@lifesciadvisors.com	Mike Tattory Account Supervisor LifeSci Communications 609-802-6265 mtattory@lifescicomms.com

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